Exhibit 99.1
Matrixx Initiatives, Inc. Reports 18% Increase in First Quarter Sales
First quarter sales increase to $17.7 million despite a decline in cough & cold category sales; EPS of $0.01 impacted by increased investment in research and development and marketing.
PHOENIX, April 24, 2006; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced financial results for the first quarter ended March 31, 2006. Net sales increased 18% to approximately $17.7 million compared to $15.0 million for the first quarter last year. During the first quarter of 2006 the Company increased investment in research and development and marketing activities. Net income for the quarter was $97,000, or $0.01 per diluted share, versus $896,000, or $0.09 per diluted share, for the first quarter of 2005.
Carl Johnson, President and Chief Executive Officer, said, “We continued to experience strong sales growth for our Zicam® products during the first quarter of 2006, with sales increasing 18%. The Zicam brand continued to grow during the first quarter while sales within the overall U.S. retail cough and cold category declined. For the 12 weeks ended March 19, 2006, retail sales (three-outlet syndicated scanner data, not including our customer Wal-Mart) of Zicam products increased approximately 16%, while the total cough/cold category declined approximately 8% compared to the prior year. Especially encouraging is our retail sales growth during the entire 2005/2006 cold season (October through March). For the 24-week period ended March 19, 2006 (three-outlet syndicated scanner data, not including our customer Wal-Mart), retail sales of Zicam-branded products increased approximately 28% while the category declined approximately 2% compared to the prior year’s cold season. This increase resulted in Zicam products achieving a 3.3% share of category sales compared to 2.6% during the 2004/2005 cold season, demonstrating customers’ desire for innovative products, like Zicam, that provide unique benefits.
Mr. Johnson continued, “We continued to invest heavily in advertising and marketing during the first quarter to maintain our sales growth and increase brand awareness. Marketing expenses increased 32% to approximately $6.7 million compared to $5.1 million the prior year. We generally expect sales growth to outpace increases in marketing expense; however, we are encouraged by the increased share we achieved while the category declined. During the first quarter of 2006 we continued to experience strong sales growth from our Cold Remedy line, with unit sales of these products increasing approximately 20%. During the first quarter, research and development spending increased approximately $627,000 to $1.1 million from $500,000 the prior year. The increased R&D spending reflects our goal of continuing to introduce new products and entering additional over-the-counter categories. Our progress in developing products to be introduced in the oral care, antacid, and analgesic categories continues to be very encouraging.”
“We remain focused on the introduction of our new Cold Remedy RapidMelts™ + C, Cough Melts, and the improved Cold Remedy Swab™ products during the third quarter of this year. Due to the share growth we have achieved and the introduction of these new items, we continue to be comfortable with our previous annual guidance expecting 2006 annual sales to increase 25%-35% over the $90.5 million recorded in 2005. We also expect net income growth of 15%-25% above the $7.6 million level realized in 2005, which excludes the impact of an $8.5 million (approximately $5 million net of tax) charge recorded in the fourth quarter of 2005 for settling Arizona product liability litigation and recording a reserve for the remaining product liability lawsuits and tax credits of approximately $477,000.”

According to William Hemelt, Executive Vice President and Chief Financial Officer, “Net income for the first quarter was impacted by the increased investment in marketing and research and development, as well as lower gross margins, partially offset by increased interest income due to higher cash balances and interest rates. During the first quarter the incidence of illness remained above the prior year’s level and we continued to increase our marketing investment. Unfortunately, our results were impacted by the sharp decline in the overall cough and cold category sales compared to the prior year, which was unusual considering the level of illness in the general population was above the level of illness during the prior year. Gross margin declined to approximately 67% compared to 72% during the first quarter of 2005. The decreased gross margin was primarily due to the lower margin on our flu relief products and higher freight costs. We are currently making changes to the manufacturing process for the flu products and we expect significant margin improvement on these items during the 2006/2007 cold season.”
Mr. Hemelt continued, “We continued to incur significant legal expense during the first quarter. Legal expense was approximately $1.3 million in the first quarter of 2006, unchanged from approximately $1.3 million in net legal expense in the first quarter of 2005 ($2.1 million in Q1 2005 legal expense reduced by $800,000 for insurance reimbursement). We do not expect any additional insurance reimbursement for legal defense. We continue to work on resolving the remaining product liability lawsuits and expect legal expense will continue at a similar level for 2006. During the first quarter of 2006 our cash position was reduced due to the $12 million paid to fund the Arizona litigation settlement. We expect to receive insurance reimbursement for approximately 40% of that amount. Our balance sheet remains healthy and we believe that our existing capital resources and our credit line will be sufficient to fund our operations and capital requirements for the next 12 months.”

	2006	2005	2005
($000s)	1st Qtr	1st Qtr	4th Qtr
Net Sales	$17,676	$14,982	$44,022
Cost of Sales	5,865	4,238	14,125

Gross Profit	11,811	10,744	29,897
Operating Expenses	10,693	8,823	33,836
Research and Development	1,127	500	1,820

Income (Loss) from Operations	(8)	1,421	(5,759)
Total Other Income	174	61	117

Net Income (Loss) Before Tax	165	1,482	(5,642)
Income Tax Expense (Benefit)	69	586	(2,690)

Net Income (Loss)	$97	$896	($2,952)

Net Income (Loss) per Diluted Share	$0.01	$0.09	($0.31)
Average Shares Outstanding (mil)	10.0	9.7	9.5

Selected Balance Sheet Information

($000s)	March 31, 2006	Dec. 31, 2005	March 31, 2005
Cash and Marketable Securities	$11,401	$12,267	$15,096
Accounts Receivable — Trade	$8,327	$28,719	$8,220
Inventory	$11,527	$8,803	$5,681
Restricted Cash	$5,000	$5,000	$5,000
Total Assets	$70,113	$88,751	$56,795
Current Liabilities	$16,155	$37,125	$10,538
Working Capital	$29,859	$27,459	$24,400
Total Debt	$0	$0	$0
Shareholders’ Equity	$50,442	$48,110	$45,341
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category, and recently launched a new brand, Nasal Comfort™, for nasal health. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as seven Zicam Cough Mist™ products and four Zicam Cold & Flu relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Manager of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that significant growth opportunity continues to exist; (ii) our expectation of achieving 2006 sales and earnings guidance; (iii) our expectations regarding levels of research and development, legal, and marketing expenses in 2006; (iv) our expectations regarding expansion into new categories; and (vi) our expectation of improving our gross margins in the future. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2006, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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